CERTIFICATE OF TRUST

                                      OF

                         FRANKLIN FLOATING RATE TRUST

                          a Delaware Business Trust


            THIS Certificate of Trust of FRANKLIN FLOATING RATE TRUST (the "Trust"), dated as of this 13th day of May, 1997, is being duly executed and filed, in order to form a business trust pursuant to the Delaware Business Trust Act (the "Act"), Del. Code Ann. tit. 12, ss.ss.3801-3822.

1. NAME. The name of the business trust formed hereby is "FRANKLIN FLOATING RATE TRUST."

2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

(a)               REGISTERED   OFFICE.  The  registered  office  of  the
                  Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

(b) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is The Corporation Trust Company.

            3. LIMITATION ON LIABILITY. Pursuant to section 3804 of the Act, in the event that the Trust's governing instrument, as defined in section 3801(f) of the Act, creates one or more series as provided in section 3806(b)(2) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.





            IN WITNESS WHEREOF, the Trustees named below do hereby execute this Certificate of Trust as of the date first-above written.



/s/ Frank H. Abbott, III                  /s/ Charles B. Johnson
Frank H. Abbott, III                      Charles B. Johnson
1045 Sansome Street                       777 Mariners Island Blvd.
San Francisco, CA  94111                  San Mateo, CA  94404



/s/ Harris J. Ashton                      /s/ Rupert H. Johnson, Jr.
Harris J. Ashton                          Rupert H. Johnson, Jr.
Metro Center, 1 Station Place             777 Mariners Island Blvd.
Stamford, CT  06904                       San Mateo, CA  94404



/s/ Joseph Fortunato                      /s/ Frank W.T. LaHaye
S. Joseph Fortunato                       Frank W.T. LaHaye
Park Avenue at Morris County              20833 Stevens Creek Blvd.
P.O. Box 1945                             Suite 102
Morristown, NJ  07962-1945                Cupertino, CA  95104



/s/ David W. Garbellano                   /s/ Gordon S. Macklin
David W. Garbellano                       Gordon S. Macklin
111 New Montgomery St. #402               8212 Burning Tree Road
San Francisco, CA  94105                  Bethesda, MD  20817